EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into this 25th day of May, 2011 (the “Effective Date”), between DIGITAL EXTREME TECHNOLOGIES, INC., a Delaware corporation (“DXT”) and EXEO ENTERTAINMENT, INC., a Nevada corporation (“Licensee).

RECITALS

WHEREAS DXT has created, developed and owns certain gaming technology products and related intellectual properties, documentation, domain names and materials more particularly described on Exhibit “A” attached hereto (the “DXT Products’’); and

WHEREAS DXT desires to grant to Licensee an exclusive license to develop, manufacture, distribute, market, advertise, sublicense and otherwise commercially exploit the D XT Products throughout the Territory (as described below) upon the terms and conditions set forth herein.

AGREEMENT

1.          GRANT OF RIGHTS. Subject to the terms of Paragraph 5 below. DXT hereby grants to Licensee an exclusive, perpetual, non-transferable right and license throughout the Territory to develop, manufacture, distribute, market, advertise and sublicense the DXT Products throughout the Territory during the Term

2.          TERM. The term of this Agreement shall commence upon the date hereof and shall continue in perpetuity so long as the Licensee remains in compliance with all material terms of this Agreement, or unless mutually terminated by the parties (the “Term”). In the event of a breach of this Agreement, Licensee shall be given 60 days to cure any such breach. If such breach is not cured within said 60 day period then the Agreement shall expire and termination shall be DXT’s sole and exclusive remedy in the event of any such breach.

3.          TERRITORY. The territory shall be the World (the “Territory”).

4.          LICENSE FEE. DXT hereby agrees to waive any initial licensing fee in consideration of Licensee’s agreement to complete product development on the Extreme Garner and Black Widow Keyboard. Licensee agrees to complete product development on (i) the Extreme Gamer no later than 12 months from the date of this Agreement, and (ii) the Black Widow Keyboard no later than 18 months from the date of this Agreement. For purposes of this Agreement, “Completion of Product Development” is defined as complete working units capable of being mass produced, including, but not limited to, all hardware, software, design documentation, packaging and UPC codes.

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5.          ROYALTY/AUDIT RIGHTS. Licensee hereby agrees to pay a royalty equal to 5% of any and all gross revenue generated from the commercial exploitation of the DXT Products (the ‘‘Royalty”). The Royalty shall be paid on a monthly basis commencing 30 days after the initial sale of any DXT Product, and on the same date of each month thereafter. For purposes of this Agreement, a “sale” shall be considered to have taken place upon the shipment of any DXT Product and the creation of an invoice. The Royalty shall be due and payable based upon any such sale whether or not such funds have actually been collected or received by Licensee. Further, in the event Licensee fails to complete the development of the DXT Products within the timeframes set forth in this Paragraph 4, Licensee shall pay to DXT an additional monthly royalty of 0.25% upon the commencement of the sale of any DXT Products. Once every twelve (12) months, DXT shall have the right, at its own cost and expense, to inspect and audit the books and accounting records of Licensee related to products sales, licensing, fee for services, contracts for sale of products including all renewals and modifications to verify proper distribution and payment for Royalties paid out and disbursed by Licensee on a monthly basis. Such inspection shall be made by an outside independent Certified Public Accountant, upon reasonable written notice during normal business hours of normal business days. In the event such audit reveals a discrepancy in favor of DXT in excess of 5%, Licensee shall bear the cost of the audit.

6.          PRODUCT FOR MARKET. Licensee shall market all DXT Products upon mutually acceptable pricing schedule for each of the DXT Products to be provided by DXT upon the execution of this Agreement. Except as otherwise provided in this Agreement, no ownership of any intellectual property rights to any DXT Products or services are conveyed to Licensee under this Agreement, and all DXT Products and any and all intellectual property rights thereto shall remain the sole and exclusive property of DXT.

7.          MARKETING COSTS. EXPENSES AND PACKAGING. Except as otherwise set forth in this Agreement, Licensee shall be responsible for all of its development and marketing costs and related expenses. Licensee further agrees to utilize the DXT logo on any and all packaging for the Extreme Gamer, the Black Widow, or the Reality Pro and to acknowledge via the use of words such as: by, or in cooperation with, that clearly illustrate that the DXT Products were a combined effort of both DXT and Licensee. DXT has the right, in its sole discretion, to review and approve any and all use of its corporate logo, trademarks, service marks or associations between Licensee and DXT prior to use by Licensee.

8.          MANUFACTURE. WARRANTY. MAINTENANCE AND SUPPORT. Licensee hereby agrees to manufacture, service and warrant all DXT Products. DXT warrants that it is the sole manufacture of its software products. Licensee warrants all products marketed or distributed by Licensee and Licensee’s customers shall be covered under Licensee’s established warranty policies, as amended from time to time. Licensee also agrees to maintain and support the DXT Products. DTX shall provide upgrades, modifications and enhancements to Licensee and its customers at DXT’s sole cost and expense. However, in the event DXT does not have sufficient funds, or is otherwise unable to provide such upgrades, modifications and enhancements. Licensee shall have the right to undertake such upgrades, modifications and enhancements at its own expense. DXT shall incur no obligation to warrant, support or maintain any of the DXT Products marketed or distributed by Licensee. For purposes of this paragraph, “Licensee’s customers” shall include Licensee’s direct customers or end-users, and any sub- distributor, sub-marketers of Licensee and the customers or end-users, or any end-users of any such sub-distributor or sub-distributor.

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9.          RIGHT OF FIRST REFUSAL. Licensee shall have the right of first refusal on any and all products DXT develops in the future. DXT is under no obligation to develop future products. Licensee shall exercise its first refusal right by notifying DXT in writing no later than 10 days after DXT has informed Licensee in writing of the availability of any such future products.

10.          TECHNOLOGY ESCROW. No later than 30 days from the date of this Agreement, DXT shall enter into a technology escrow agreement with a reputable escrow company for the benefit of Licensee with respect to the DXT Products, so as to protect Licensee and its rights herein in the event of the insolvency of DXT. Such technology escrow agreement will be in a form acceptable to Licensee.

11.          REPRESENTATIONS AND WARRANTIES OF DXT. DXT represents and warrants to Licensee that it is a corporation duly incorporate and in good standing in the State of Delaware, owns all right, title and interest in and to the DXT Products, has full authority to enter into this Agreement and effectuate the transactions contemplated hereunder., and that executing this Agreement shall not infringe upon any third party right.

12.          REPRESENTATIONS AND WARRATIES OF LICENSEE. Licensee represents and warrants to DXT that it is a corporation duly incorporate and in good standing in the State of Nevada, has obtained any and all necessary approvals, and has the authority to enter into this Agreement.

13.          GENERAL.

13.1          Governing Law and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada without regard to principles of conflict of laws. Nevada courts (state or federal) will have the exclusive jurisdiction over any controversies regarding this Agreement; any action or other proceeding which involves such a controversy will be brought in such Nevada courts and not elsewhere.

13.2          Assignment. Neither party shall assign any of its rights or obligations under this Agreement other than with prior written consent of the other, to an entity owning or acquiring all or substantially all of its stock or assets. Neither DXT nor Licensee shall unreasonably withhold their consent to said parties’ notice and request to assignment of their rights.

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13.3          Publicity; Licensee Marks. In no event shall DXT or Licensee publish or otherwise release any press release or other article, announcement or publication concerning this Agreement or the subject matter related hereto without first obtaining the other party’s written approval thereof, and to the content and timing thereof, which approval may be given in its sole discretion. In no event shall DXT or Licensee use any trademark, service mark, or trade name of the other party without the prior written approval of the rights-holder in such trademark, service mark, or trade name.

13.4          Remedies. To the extent permitted by applicable law, the rights and remedies of the Parties provided under this Agreement are cumulative, and the exercise or failure to exercise any particular right or remedy will not be in limitation of any other right or remedy, whether hereunder, at law or equity or by contract.

13.5          Confidentiality. Each party shall use its reasonable efforts to (i) keep confidential the terms of this Agreement and all other information obtained from the other party pursuant to this Agreement, provided that such terms and/or information are identified, in writing, as confidential, (ii) keep confidential all information which is specifically designated in writing as “trade secret” for so long as the information remains secret, and ( iii) not divulge to or discuss with any third parties the results of any testing and/or evaluation of the DXT Products which Licensee may carry out under this Agreement. All business terms of this Agreement are to be considered as confidential. Except as otherwise specified in section (ii) of this Section 13.5, these obligations shall survive for a period of two (2) years following the date of the termination of the Term, but such obligations shall not apply to information already known to the recipient at the time of disclosure and not subject to terms of confidentiality, independently developed by the recipient, or otherwise generally publicly available. Notwithstanding anything to the contrary contained in this Section 13.5, it shall not be deemed to be a breach of this Section 13.5 or of this Agreement if either party is required to disclose confidential information pursuant to: (a) any statute, regulation, order, subpoena or document discovery request, provided that, if allowed by applicable law . prior written notice of such disclosure is furnished to the disclosing party as soon as practicable in order to afford the disclosing party an opportunity to seek a protective order (it being agreed that if the disclosing party is unable to obtain or does not seek a protective order and the receiving party is legally compelled to disclose such information, disclosure of such information may be made without liability); or (b) in connection with an audit or review by any taxing authority, provided that, if allowed by applicable law, prior written notice of the request thereof is furnished to disclosing party.

13.6          Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes any and all prior written or oral agreement or understanding relating to the same subject matter. No change to this Agreement will be effective unless made in writing and signed by both parties.

13.7          Headings. The use of headings in each Section of this Agreement is for convenience only and will have no legal effect whatsoever.

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IN WITNESS WHEREOF, this Agreement is entered into this 25th day of May, 2011.

DIGITAL EXTREME TECHNOLOGIES,		EXEO ENTERTAINMENT, INC.,
INC., a Delaware corporation		a Nevada corporation

By:	/s/ Jeffrey Weiland	By:	/s/ Robert Scott Amaral
	Jeffrey Weiland, President		Robert Scott Amaral, CEO

4478 Wagon Trail Ave

Las Vegas, NV 89118

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EXHIBIT A

Description of DXT Products

Extreme Gamer – all associated patents, copyrights, trademarks, trade names, service marks, acquisition of any and all design documentation including: prototypes, beta units, any work in process, CAD files, portfolios, marketing materials, and the rights to patent “Multi Video Game Changer #20100048306” Also to include any prospective customer lists, marketing research, business, marketing, manufacturing, distribution, or operational plans, including the following domain names:

www.digitalextremegamer.com

www.digitalextremegamer.info

Black Widow Keyboard – all associated patents, copyrights trade names, trademarks, service marks, design documentation, prototypes, any and all marketing materials, prospective customer lists, marketing research, business, marketing, manufacturing, distribution, or operational plans.

Reality Pro – all associated patents, copyrights, trade names, trademarks, service marks, design documentation, prototypes, any and all marketing materials, prospective customer lists, marketing research, business, marketing, manufacturing, distribution, or operational plans, and including the following domains:

www.motionsimpro.com

www.motionsimpro.net

www.vrealitypro.com

www.vrealitypro.net

www.vr-forum.com

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Las Vegas, NV 89118

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Modification Dated Effective May 24, 2012

In reference to the Exclusive License Agreement (the “Agreement”) dated May 25, 2011 between Exeo Entertainment, Inc., a Nevada corporation (the “Company” or “Licensee”) and Digital Extreme Technologies, Inc., a Nevada corporation (“DXT” or “Licensor”), the Parties agree to modify such Agreement as follows:

Section 4 License Fee:

Current language: Licensee agrees to complete product development on (i) the Extreme Gamer no later than 12 months from the date of this Agreement, and (ii) the Black Widow Keyboard no later than 18 months from the date of this Agreement.

Replace with the following language: Licensee agrees to complete product development on (i) the Extreme Gamer no later than 24 months from the date of this Agreement, and (ii) the Black Widow Keyboard no later than 30 months from the date of this Agreement.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

EXEO Entertainment, Inc.
Scott Amaral

By:	/s/ Scott Amaral	November 30, 2012

Its:	CEO

Jeff Weiland

By:	/s/ Jeff Weiland	November 30, 2012

Its:	President